EXHIBIT 99.1

FINAL RESULTS OF THE CASH ELECTION FOR FORMER

UNITEDGLOBALCOM STOCKHOLDERS

Denver, Colorado — June 17, 2005: Liberty Global, Inc. (Liberty Global) (Nasdaq: LBTYA, LBTYB) announced the final results of the cash election for former UnitedGlobalCom, Inc. (UGC) stockholders. The number of shares as to which valid cash elections were made exceeded the UGC Share Threshold Number, as defined in the merger agreement. As a result of the proration required by the merger agreement, UGC stockholders who made valid cash elections will receive cash consideration for approximately 73% of the total number of shares with respect to which they made their cash election. With respect to all of their shares not exchanged for cash, UGC stockholders will receive shares of Liberty Global Series A common stock, plus cash in lieu of fractional shares, at the exchange ratio provided for in the merger agreement. Liberty Global has begun distributing shares of its common stock and the cash consideration payable in the transaction. All former UGC stockholders who held their shares in street name are encouraged to contact their broker to determine the number of shares of Liberty Global Series A common stock and the amount of cash, if any, that has been allocated to them.

About Liberty Global, Inc.

Liberty Global owns interests primarily in broadband distribution and content companies operating outside the continental U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, Liberty Global is one of the largest cable television operators in terms of subscribers outside the United States. Based on the Company’s operating statistics at March 31, 2005, Liberty Global’s networks reached approximately 23.0 million homes passed and served approximately 14.3 million revenue generating units, including approximately 10.4 million video subscribers, 2.3 million broadband Internet subscribers and 1.6 million telephone subscribers.

Liberty Global Contacts

Richard S.L. Abott Investor Relations — Denver (303) 220-6682	Bert Holtkamp Corporate Communications +31 20 778 9447

Christopher Noyes Investor Relations — Denver (303) 220-6693	Robert Lenterman Investor Relations — Europe +31 20 778 9901